Exhibit 99.1
November 2, 2021
USD Partners LP Announces Third Quarter 2021 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three and nine months ended September 30, 2021. Financial highlights with respect to the third quarter of 2021 include the following:
•Generated Net Cash Provided by Operating Activities of $11.0 million, Adjusted EBITDA(1) of $12.3 million and Distributable Cash Flow(1) of $10.7 million
•Reported Net Income of $3.8 million
•Amended and extended existing revolving credit agreement, extending the maturity date by one year to November 2, 2023
•Increased quarterly cash distribution to $0.1185 per unit ($0.474 per unit on an annualized basis) with over 3.0x Distributable Cash Flow Coverage(2)

“During the third quarter, we were excited to announce that construction of the Sponsor’s Diluent Recovery Unit, or DRU, and its destination facility at Port Arthur were completed,” said Dan Borgen, the Partnership’s Chief Executive Officer. “Both the DRU and the Port Arthur Terminal are now operating in the start-up phase, and throughput volumes are consistent with contractual obligations and our customer’s expectations. As mentioned previously, our DRUbit™ by Rail™ network has already enhanced the sustainability and quality of the Partnership’s cash flows by significantly increasing the tenor of three terminalling services agreements at the Partnership’s Hardisty terminal, representing approximately 32% of the terminal’s capacity, through 2031. In addition, our DRUbit™ by Rail™ network provides transportation safety and environmental benefits to our customers, as well as increased market access and additional jobs along the rail routes.”
“We continue to be very excited about our future as we engage with our customers regarding the second phase of USD’s growth, which could include a second DRU customer commitment, with the resulting DRUbitTM available to be transloaded through the Partnership’s Hardisty rail terminal to the Gulf Coast and other potential destinations,” added Mr. Borgen. “We look forward to keeping our investors updated with future announcements regarding the DRU.”
“The Partnership also announced it has successfully amended and extended its senior secured credit facility for an additional year,” said Adam Altsuler, the Partnership’s Chief Financial Officer. “The success of the extension was largely due to our supportive bank group, our strong contracted cash flows and conservative leverage position, and the positive market outlook for our strategically located assets.”

Partnership’s Third Quarter 2021 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.

The Partnership’s operating results for the third quarter of 2021 relative to the same quarter in 2020 were primarily influenced by lower revenue at the Stroud terminal during the quarter associated with the existing DRU customer electing to reduce its contracted volume commitments by one-third of their previous commitment effective August 2021, which was primarily driven by the successful commencement of the DRU. These factors were partially offset by slightly higher revenue at the Hardisty terminal in the third quarter of 2021 relative to the third quarter of 2020 due to a favorable variance resulting from the change in the Canadian exchange rate associated with the Partnership’s Canadian-dollar denominated contracts.
The Partnership experienced higher operating costs during the third quarter of 2021 as compared to the third quarter of 2020 primarily attributable to an increase in subcontracted rail services costs due to increased throughput.
Net income decreased in the third quarter of 2021 as compared to the third quarter of 2020, primarily because of the operating factors discussed above coupled with a non-cash foreign currency transaction loss in the third quarter of 2021 as compared to a non-cash gain recognized in the 2020 comparative period. Partially offsetting was lower interest expense incurred during the 2021 period resulting from lower interest rates and a lower weighted average balance of debt outstanding and a small non-cash gain associated with the Partnership’s interest rate derivatives during the third quarter of 2021 as compared to a non-cash loss during the same period in 2020.
Net Cash Provided by Operating Activities for the quarter decreased 34% relative to the third quarter of 2020, primarily due to the operating factors discussed above and the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA and Distributable Cash Flow (“DCF”) decreased by 21% and 24%, respectively, for the quarter relative to the third quarter of 2020. The decrease in Adjusted EBITDA was primarily a result of the operating factors discussed above. DCF was also impacted by an increase in cash paid for income taxes and higher maintenance capital expenditures incurred during the current quarter, which included technology upgrades and safety maintenance at the Partnership’s Hardisty and Stroud terminals. Partially offsetting was a decrease in cash paid for interest during the quarter.
As of September 30, 2021, the Partnership had approximately $4.4 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $211.0 million on its $385.0 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. As of the end of the third quarter of 2021, the Partnership had borrowings of $174.0 million outstanding under the revolving credit facility. The Partnership was in compliance with its financial covenants, as of September 30, 2021.
On October 29, 2021 the Partnership and its subsidiaries entered into an amendment to its senior secured credit facility with its bank group. Among other things, the amendment extends the maturity date by one year to November 2, 2023 and decreases the aggregate revolving commitments of the lenders from $385 million to $275 million. After giving effect to the amendment, the Partnership has the ability to request one additional one-year maturity date extension, subject to the satisfaction of certain conditions, including consent of the lenders. The terms and conditions of the senior secured credit facility, as amended, are substantially similar to the terms and conditions in the senior secured credit facility prior to the amendment, except that the senior secured credit facility, as amended, sets forth provisions for replacing LIBOR with an alternative benchmark rate.

Pursuant to the terms of the Partnership’s senior secured credit facility, as amended, the Partnership’s borrowing capacity continues to be limited to 4.5 times its trailing 12-month consolidated EBITDA, as defined in the senior secured credit facility. As such, the Partnership’s available borrowings under the senior secured credit facility, including unrestricted cash and cash equivalents, was approximately $92 million as of September 30, 2021.
On October 21, 2021, the Partnership declared a quarterly cash distribution of $0.1185 per unit ($0.474 per unit on an annualized basis), representing an increase of $0.0025 per unit, or 2.2% over the distribution declared for the second quarter of 2021. The distribution is payable on November 12, 2021, to unitholders of record at the close of business on November 3, 2021.
Since the end of the first quarter of 2020, the Partnership has reduced the outstanding balance of its revolving credit facility by $50 million as of September 30, 2021.

Third Quarter 2021 Conference Call Information
The Partnership will host a conference call and webcast regarding third quarter 2021 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Wednesday, November 3, 2021.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (866) 342-8591 domestically or +1 (203) 518-9713 internationally, conference ID 2035204. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 839-4514 domestically or +1 (402) 220-2680 internationally, conference ID 2035204. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.

About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD’s solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USD, along with its partner Gibson Energy, Inc., is progressing on a long-term solution to transport heavier grades of crude oil produced in Western Canada to the U.S Gulf Coast through a Diluent Recovery Unit at the Hardisty Terminal and USD’s destination terminal in Port Arthur, Texas. Both projects are currently operating in the start-up phase. USD is also currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.
DRUbit™ and DRUbit™ by Rail™ are registered trademarks of DRU Assets LLC, a wholly-owned subsidiary of USD. All rights reserved.

Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented in this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions and commitments, new customer agreements and expansions; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; the impact of the West Colton Renewable Diesel project; the impact of the completion of USD’s DRU project; volumes at, and demand for, the Partnership’s terminals; the amount and timing of future distribution payments and distribution growth; and statements about actions by third parties. Words and phrases such as “expect,” “progressing on,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests, USD’s projects and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the impact of the novel coronavirus (COVID-19) pandemic and related economic impact and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the significant volatility in demand for, and fluctuations in the prices of, crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

'(1)
The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow in this press release.

'(2)
The Partnership calculates quarterly Distributable Cash Flow Coverage by dividing Distributable Cash Flow for the quarter as presented in this press release by the cash distributions declared for the quarter, or approximately $3.3 million.

USD Partners LP
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2021 and 2020
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(in thousands)
Revenues
Terminalling services	$28,070	$28,905	$87,167	$75,449
Terminalling services — related party	313	1,041	2,527	8,929
Fleet leases — related party	984	984	2,951	2,951
Fleet services	—	51	24	152
Fleet services — related party	227	227	682	682
Freight and other reimbursables	170	64	533	750
Freight and other reimbursables — related party	—	65	—	66
Total revenues	29,764	31,337	93,884	88,979
Operating costs
Subcontracted rail services	3,693	2,300	10,357	8,433
Pipeline fees	6,031	5,936	18,475	17,678
Freight and other reimbursables	170	129	533	816
Operating and maintenance	2,538	2,299	7,972	7,944
Operating and maintenance — related party	1,959	2,102	6,150	6,194
Selling, general and administrative	2,596	2,510	8,063	8,310
Selling, general and administrative — related party	1,649	1,735	4,951	5,563
Goodwill impairment loss	—	—	—	33,589
Depreciation and amortization	5,604	5,430	16,575	16,055
Total operating costs	24,240	22,441	73,076	104,582
Operating income (loss)	5,524	8,896	20,808	(15,603)
Interest expense	1,480	2,045	4,806	7,040
Loss (gain) associated with derivative instruments	(110)	1,200	(2,468)	4,405
Foreign currency transaction loss (gain)	294	(246)	192	812
Other expense (income), net	3	(33)	(13)	(876)
Income (loss) before income taxes	3,857	5,930	18,291	(26,984)
Provision for (benefit from) income taxes	49	(307)	439	(626)
Net income (loss)	$3,808	$6,237	$17,852	$(26,358)

USD Partners LP
Consolidated Statements of Cash Flows
For the Three and Nine Months Ended September 30, 2021 and 2020
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(in thousands)

Cash flows from operating activities:
Net income (loss)	$3,808	$6,237	$17,852	$(26,358)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,604	5,430	16,575	16,055
Loss (gain) associated with derivative instruments	(110)	1,200	(2,468)	4,405
Settlement of derivative contracts	(286)	(342)	(829)	(631)
Unit based compensation expense	1,357	1,644	4,274	4,909
Loss associated with disposal of assets	6	—	11	—
Deferred income taxes	(135)	(722)	(225)	(1,263)
Amortization of deferred financing costs	208	208	622	622
Goodwill impairment loss	—	—	—	33,589
Changes in operating assets and liabilities:
Accounts receivable	861	202	12	892
Accounts receivable — related party	(1,251)	(12)	(182)	(758)
Prepaid expenses and other assets	734	268	1,467	(1,303)
Other assets — related party	(31)	(389)	(837)	(899)
Accounts payable and accrued expenses	102	536	684	(609)
Accounts payable and accrued expenses — related party	(48)	9	(84)	(78)
Deferred revenue and other liabilities	146	2,372	768	6,218
Deferred revenue and other liabilities — related party	20	(7)	44	(1,031)
Net cash provided by operating activities	10,985	16,634	37,684	33,760
Cash flows from investing activities:
Additions of property and equipment	(961)	(18)	(2,345)	(395)
Net cash used in investing activities	(961)	(18)	(2,345)	(395)
Cash flows from financing activities:
Distributions	(3,375)	(3,183)	(9,861)	(17,020)
Vested phantom units used for payment of participant taxes	(2)	(1)	(859)	(1,789)
Proceeds from long-term debt	—	2,000	—	12,000
Repayments of long-term debt	(5,000)	(11,000)	(23,000)	(23,000)
Net cash used in financing activities	(8,377)	(12,184)	(33,720)	(29,809)
Effect of exchange rates on cash	13	(145)	(135)	293
Net change in cash, cash equivalents and restricted cash	1,660	4,287	1,484	3,849
Cash, cash equivalents and restricted cash – beginning of period	10,818	10,246	10,994	10,684
Cash, cash equivalents and restricted cash – end of period	$12,478	$14,533	$12,478	$14,533

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2021	2020
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$4,392	$3,040
Restricted cash	8,086	7,954
Accounts receivable, net	4,043	4,049
Accounts receivable — related party	2,658	2,460
Prepaid expenses	2,609	1,959
Other current assets	129	1,777
Other current assets — related party	259	15
Total current assets	22,176	21,254
Property and equipment, net	135,243	139,841
Intangible assets, net	52,037	61,492
Operating lease right-of-use assets	7,047	9,630
Other non-current assets	3,876	3,625
Other non-current assets — related party	2,290	1,706
Total assets	$222,669	$237,548

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$2,566	$1,865
Accounts payable and accrued expenses — related party	299	383
Deferred revenue	5,569	6,367
Deferred revenue — related party	410	410
Operating lease liabilities, current	5,180	5,291
Other current liabilities	6,963	4,222
Other current liabilities — related party	28	—
Total current liabilities	21,015	18,538
Long-term debt, net	173,102	195,480
Operating lease liabilities, non-current	1,823	4,392
Other non-current liabilities	9,303	12,870
Other non-current liabilities — related party	16	—
Total liabilities	205,259	231,280
Commitments and contingencies
Partners’ capital
Common units	14,806	3,829
General partner units	2,026	1,892
Accumulated other comprehensive income	578	547
Total partners’ capital	17,410	6,268
Total liabilities and partners’ capital	$222,669	$237,548

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three and Nine Months Ended September 30, 2021 and 2020
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(in thousands)

Net cash provided by operating activities	$10,985	$16,634	$37,684	$33,760
Add (deduct):
Amortization of deferred financing costs	(208)	(208)	(622)	(622)
Deferred income taxes	135	722	225	1,263
Changes in accounts receivable and other assets	(313)	(69)	(460)	2,068
Changes in accounts payable and accrued expenses	(54)	(545)	(600)	687
Changes in deferred revenue and other liabilities	(166)	(2,365)	(812)	(5,187)
Interest expense, net	1,479	2,036	4,803	7,004
Provision for (benefit from) income taxes	49	(307)	439	(626)
Foreign currency transaction loss (gain) (1)	294	(246)	192	812
Non-cash deferred amounts (2)	118	(16)	2,344	1,540
Adjusted EBITDA	12,319	15,636	43,193	40,699
Add (deduct):
Cash received (paid) for income taxes (3)	(144)	260	(678)	(173)
Cash paid for interest	(1,309)	(1,880)	(4,296)	(6,837)
Maintenance capital expenditures	(158)	(16)	(596)	(130)
Distributable cash flow	$10,708	$14,000	$37,623	$33,559

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.
(3)	Includes the net effect of tax refunds of $480 thousand received in the third quarter of 2020 associated with carrying back U.S. net operating losses incurred during 2020 and prior periods allowed for by the provisions of the CARES Act.

Contact:
Adam Altsuler
Executive Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com